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                                                                    Exhibit 1.19

                              CAPITAL DEMAND NOTE
                              -------------------


$1,000,000.00                                                     March 31, 2001
                                                               Chicago, Illinois

     The undersigned, Walter Thomas Price, III (the "Maker"), hereby promises to pay to the order of PRICE ASSET MANAGEMENT, INC., a Delaware corporation (the "Holder"), without interest, as an additional capital contribution without the issuance of stock, such amount as the Holder from time to time may demand, up to the "Available Capital Amount," as defined below. The Maker's obligations hereunder shall continue for so long as the Holder remains a general partner of Price Fund 1, L.P., a Delaware limited partnership (the "Partnership").

     As used herein, the term "Available Capital Amount" means an amount equal to:

     (a) 5% of the aggregate capital contributions by all limited partners in the Partnership but in no event less than Fifty Thousand Dollars ($50,000.00) nor more than One Million Dollars ($1,000,000.00); minus

     (b) the net worth of the Holder as of the date of demand for payment, as determined by the Holder's regularly employed independent certified public accountants in accordance with generally accepted accounting principles.

     The Holder agrees that it will make a demand for payment hereunder only if:

     (a) the Holder requires additional cash to continue its business operations and/or meet its financial obligation to third parties; or

     (b)  any number of the following events shall occur:

          (i) the filing of an application by the Holder for, or a consent to, the appointment of a trustee of its assets;

          (ii) the filing by the Holder of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due;

          (iii) the making by the Holder of a general assignment for the benefit of creditors;

          (iv) the filing by the Holder of an answer admitting the material allegations of, or its consenting to or default in answering, a


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               bankruptcy petition filed against it in any bankruptcy
               proceeding; or

          (v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Holder bankrupt or appointing a trustee of its assets, if such order, judgment or decree continues unstayed and in effect for any period of 60 consecutive days.

     This Note shall be deemed to have been submitted by the undersigned to Holder and to have been made at Holder's principal place of business. This Note shall be governed and controlled by the internal laws of the State of Illinois and not the law of conflicts.

     If any provision of this Note or the applicable thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

     No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

     This Note shall be binding upon the undersigned and his estate, heirs and personal representatives and shall inure to the benefit of Holder and its successors and assigns.

     Payments under this Note shall be made to the Holder at 141 W. Jackson Blvd., Suite 1340A, Chicago, Illinois 60604 or at such other location as the Holder may from time to time, in writing, determine.


                                                    /s/ Walter Thomas Price, III
                                                    ----------------------------
                                                        Walter Thomas Price, III


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